                                                                     Exhibit 4.2

                             AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT
                       OF NOBEL LEARNING COMMUNITIES, INC.

         This Amendment No. 1, dated as of August 4 2002, amends the Rights Agreement dated as of May 16, 2000 (the "Rights Agreement"), between Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), and Stocktrans, Inc., as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

         WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Preferred Stock;

         WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

         WHEREAS, the Distribution Date has not occurred; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved an amendment of certain provisions of the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1.       Amendment to definition of "Acquiring Person." Section 1(a)
(ii) is amended by inserting the following paragraph at the end of such
Section 1(a) (ii):

                  "Prior to a Termination Event, none of (a) A. J. Clegg, John Frock, Robert Zobel, Scott Clegg and their respective spouses, subsidiaries, Associates and Affiliates (each an "Insider"),
                  (b) Socrates Acquisition Corporation, Cadigan Investment Partners, Inc., Gryphon Partners II, L.P. and their respective, subsidiaries, Associates and Affiliates (each a "Sponsor") or (c) any lenders which participate with any of the Sponsors (the "Other Lenders" and collectively with the Insiders and the Sponsors, the "Exempted Persons"), either individually, collectively or in any combination shall be or be deemed to be an Acquiring Person as a result of the formation of a group consisting of Exempted Persons in connection with the discussions and negotiations between the Exempted Persons and the special committee of the Board of Directors of the Company regarding a consensual merger transaction (the "Transaction Discussion"). A "Termination Event" shall be deemed to have occurred on the second business day after receipt of written notice from the Company to the Sponsors that discussions between the Company and the Sponsors regarding a contemplated merger between one or more of such Sponsors and the Company are terminated without the Sponsors and the Company having executed a definitive agreement."

         2. Amendment to definition of "Beneficial Owner." Section 1(d) of the Rights Agreement is hereby amended by inserting the following paragraph at the end of such Section 1(d):

                  "Notwithstanding anything in this Section 1(d) to the contrary, prior to a Termination Event none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a beneficial owner of or to beneficially own any securities beneficially owned, directly or indirectly, by any other Exempted Person regardless of any agreements, arrangements or understandings among any Exempted Persons in connection with the Transaction Discussion."

         3. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such
Section 27:

                  "Notwithstanding anything in this Section 27 to the contrary, prior to a Termination Event the Company shall not supplement or amend any of the provisions or amendments contained in Amendment No. 1 to the Rights Agreement without the prior written consent of the Sponsors, unless the Company and one or more of the Sponsors do not enter into a definitive agreement with respect to a merger between the Company and one or more Sponsors on or before August 15, 2002."

         4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          [The Remainder of the Page has been Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

                                         NOBEL LEARNING COMMUNITIES, INC.




                                         By: /s/ Peter Havens
                                             -----------------------------------
                                         Title: Director

Attest:


By:/s/ John Frock
   ---------------------------------

                                         STOCKTRANS, INC.




                                         By: /s/ Jonathan Miller
                                             -----------------------------------
                                         Title: President

Attest:


By:/s/ Christina Bastas
   ---------------------------------
Title:  Executive Vice President

                                      -3-